Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

As set forth in the Form 8-K of which this Exhibit 99.2 forms a part (this “Form 8-K”), on August 31, 2009, Cardinal Health, Inc. (“Cardinal Health”) completed the spinoff of the Company through a pro rata distribution to Cardinal Health shareholders of approximately 81% of the Company’s outstanding common stock. In connection with the spinoff, Cardinal Health retained certain lines of business that manufacture and sell surgical and exam gloves, drapes and apparel and fluid management products in the U.S. markets and that were historically managed by the Company prior to the spinoff, which were part of the clinical and medical products businesses of Cardinal Health. For the fiscal year ended June 30, 2009, these businesses were reported in the Company’s financial statements on an as-managed basis. In connection with the spinoff, effective as of August 31, 2009, these businesses have been reclassified by the Company as a discontinued operation. In addition, as disclosed in CareFusion’s Quarterly report on Form 10-Q for the period ended September 30, 2009, the Company committed to a plan to dispose its Audiology business during the quarter ended September 30, 2009, and subsequently sold the business on October 1, 2009. As a result, this business has been reclassified by the Company as a discontinued operation. The discussion and analysis presented below reflect the reclassification of these businesses as discontinued operations. The discussion and analysis presented below refer to and should be read in conjunction with the audited combined financial statements and related notes included in Exhibit 99.3 to this Form 8-K (the “audited financial statements”).

Unless the context otherwise requires, references to “CareFusion Corporation,” “CareFusion,” “we,” “us,” “our” and “our company” refer to CareFusion Corporation and its combined subsidiaries. References in this information statement to “Cardinal Health” or “parent” refers to Cardinal Health and its consolidated subsidiaries, unless the context otherwise requires.

Introduction

Management’s discussion and analysis, which we refer to as “MD&A,” of our results of operations and financial condition is provided as a supplement to the audited financial statements included in Item 8 – Financial Statements and Supplementary Data, to help provide an understanding of our financial condition, changes in financial condition and results of our operations.

MD&A is organized as follows:

•	Separation from Cardinal Health, Inc. — This section provides an overview of the decision to separate CareFusion from Cardinal Health.

•	Overview — This section provides a general description of our business.

•	Factors Affecting Our Results of Operations — This section includes key issues, factors and trends that may have a significant impact on our results of operations and financial conditions.

•

Principles of Combination and Basis of Presentation — This section describes the major principles used to prepare the financial statements, including the allocation methodology and adjustments made to present our combined financial statements.

•	Combined Results of Operations — This section provides an analysis of our results of operations for the fiscal years ended June 30, 2009, June 30, 2008 and June 30, 2007.

•	Liquidity and Capital Resources — This section provides a discussion of our financial condition and cash flows for the fiscal years ended June 30, 2009, June 30, 2008 and June 30, 2007.

•

Critical Accounting Policies and Sensitive Accounting Estimates — This section describes the accounting policies and estimates that we consider most important for our business and that require significant judgment.

Separation from Cardinal Health, Inc.

On September 29, 2008, Cardinal Health announced that it intended to separate its clinical and medical products businesses from the remainder of its businesses through a pro rata distribution of the common stock of an entity holding the assets and liabilities associated with the clinical and medical products businesses. CareFusion Corporation was incorporated in Delaware on January 14, 2009 for the purpose of holding such businesses. We completed the spinoff from Cardinal Health on August 31, 2009. In connection with the spinoff, Cardinal Health contributed the majority of the businesses comprising its clinical and medical products segment to us (“the contribution”), and distributed approximately 81% of our outstanding common stock, or approximately 179.8 million shares, to its shareholders (“the distribution”), based on a distribution ration of 0.5 shares of our common stock for each common share of Cardinal Health held on the record date of August 25, 2009. Cardinal Health retained approximately 19% of our outstanding common stock, or approximately 41.4 million shares, in connection with the spinoff. As a condition to the separation, Cardinal Health is required to dispose of the remaining 19% of our common stock within five years of the distribution date. In connection with the spinoff, Cardinal Health retained certain lines of business that manufacture and sell surgical and exam gloves, drapes and apparel and fluid management products in the U.S. markets that were historically managed by us prior to the spinoff, which were part of the clinical and medical products businesses of Cardinal Health. These lines of businesses are reflected in the CareFusion financial information as discontinued operations.

In connection with the separation and other restructuring activities not related to the separation, we expect to incur one-time expenditures of between approximately $120 million to $130 million in fiscal 2010. These expenditures primarily consist of employee-related costs, costs to start up certain stand-alone functions and information technology systems and other one-time transaction related costs. Also included are approximately $21 million of capitalized fees associated with our bridge loan facility that were expensed in the first quarter of fiscal 2010 related to the termination of that agreement on August 31, 2009. We expect to fund these costs through cash from operations, cash on hand and, if necessary, cash available from our senior unsecured revolving credit facilities. A portion of these expenditures will be capitalized and amortized over their useful lives and others will be expensed as incurred, depending on their nature. Additionally, we will incur increased costs as an independent, publicly-traded company, primarily as a result of higher charges than in the past from Cardinal Health for transition services and from establishing or expanding the corporate support for our businesses, including information technology, human resources, treasury, tax, risk management, accounting and financial reporting, investor relations, legal, procurement and other services. In the first year following the separation, these annual operating costs are estimated to be approximately $25 million to $30 million higher than the general corporate expenses we reported historically as being allocated to us from Cardinal Health. We believe cash flow from operations will be sufficient to fund these additional corporate expenses.

We do not anticipate that increased costs solely from becoming an independent, publicly-traded company will have an adverse effect on our growth rate in the future beyond fiscal 2010.

We believe that the separation will allow us to:

•

improve strategic planning, increase management focus and streamline decision-making by providing us the flexibility to implement our unique strategic plans and to respond more effectively to our customer needs and the changing economic environment;

•

allow us to adopt the capital structure, investment policy and dividend policy best suited to our financial profile and business needs, as well as resolve the current competition for capital among Cardinal Health and its investors;

•

facilitate incentive compensation arrangements for employees more directly tied to the performance of our business, and enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives, while at the same time creating an independent equity structure that will facilitate our ability to effect future acquisitions utilizing our common stock; and

•	create a base of shareholders interested in Medical Technologies.

Overview

We are a global medical technology company with clinically proven and industry-leading products and services designed to measurably improve the safety and quality of healthcare. We offer comprehensive product lines in the areas of IV infusion, medication and supply dispensing, respiratory care, infection prevention and surgical instruments. Our offerings include established brands used in hospitals throughout the United States and in more than 120 countries worldwide. Our primary product brands include: Alaris, Pyxis, AVEA, Pulmonetic Systems, Jaeger, SensorMedics, ChloraPrep and V. Mueller.

Our primary customers in the United States include hospitals, ambulatory surgical centers, clinics, long-term care facilities and physician offices. For the fiscal years ended June 30, 2009 and 2008, we generated revenue of $3.6 billion and $3.7 billion respectively, and net income from continuing operations of $290 million for fiscal 2009 and $330 million for fiscal 2008. Approximately, 69% of our fiscal 2009 revenue was from customers in the United States and 31% was from customers outside of the United States. In fiscal 2009, we introduced 17 new or enhanced products, and our innovation pipeline includes numerous additional new or enhanced products that are expected to be launched over the next 18 months. Our strategy is to enhance growth by focusing on healthcare safety and productivity, driving innovation and clinical differentiation, accelerating our global growth and pursuing strategic opportunities.

Our business consists of two reporting segments: Critical Care Technologies and Medical Technologies and Services.

•	Critical Care Technologies includes our infusion, dispensing and respiratory care businesses that develop, manufacture and sell capital equipment and related dedicated and non-dedicated disposables.

•

Medical Technologies and Services includes our infection prevention and medical specialties products and services businesses that develop, manufacture and sell primarily single-use, disposable products and reusable surgical instruments.

Factors Affecting Our Results of Operations

The Overall Global Economic Environment, Industry Growth and Trends

Healthcare-related industries are generally less susceptible than some other industries to fluctuations in the overall economic environment. However, some of our businesses rely on capital spending from our customers (primarily hospitals), which spending can be influenced by a variety of economic factors, including interest rates, access to financing and endowment fluctuations. Significant changes in these economic factors can affect the sales of our capital equipment products, such as infusion pumps, dispensing equipment and ventilators. Additionally, sales volumes for some of our businesses are dependent on hospital admissions. Changes in admissions due to difficult economic times can affect our results for surgical and single-use products, such as infusion and respiratory disposable sets, surgical instruments and infection prevention products. Since the beginning of fiscal 2009, we have observed certain hospitals delaying capital equipment purchase decisions, which had an adverse impact on our financial results for fiscal year ended June 30, 2009, and which we expect will have an adverse impact on our financial results through the middle of calendar year 2010. Moreover, while global healthcare expenditures are projected to grow over the coming years, reimbursement and funding for these expenditures is declining. These factors are creating both pressure and opportunity in the marketplace.

Primarily in response to the delay in hospital capital spending and the overall decline in the global economy, we implemented global workforce reduction in the third quarter of fiscal 2009, which will reduce our workforce by approximately 800 people over a six month period, and eliminate an additional 500 positions through normal attrition and by not filling open roles. In addition, we have implemented cost control measures and additional reductions in discretionary spending. We recorded a $19 million pre-tax restructuring charge for fiscal 2009 associated with these actions, and anticipate an additional $14 million pre-tax restructuring charge for fiscal 2010. In fiscal 2010 and beyond, we expect to see a benefit within our operating income due to reduced expenses as a result of these cost reduction initiatives.

In addition to the factors discussed above, we also anticipate that the current presidential administration, Congress and certain state legislatures will continue to review and assess alternative healthcare delivery systems and payment methods with an objective of ultimately reducing healthcare costs and expanding access. The uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation may, while such uncertainties remain unresolved, have an adverse effect on our customers’ purchasing decisions regarding our products and services. At this time we cannot predict which, if any, healthcare reform proposals will be adopted, when they may be adopted or what impact they may have on us.

Innovation and New Products

Our business strategy relies significantly on innovation to develop and introduce new products and to differentiate our products from our competitors. Our investment expense in research and development increased $3 million from fiscal 2008 to fiscal 2009. Looking forward, we expect our research and development expenditures to further increase at a higher rate as we make additional investments to support our growth strategies. We plan to increase our research and development expenditures with internal initiatives, as well as licensing or acquiring technology from third parties. Our internal and external investments will be focused on initiatives that we believe will offer the greatest opportunity for growth and profitability.

With a significant investment in research and development, a strong focus on innovation and a well-managed innovation process, we believe we can continue to innovate and grow. If, however, our future innovations are not successful in meeting customers’ needs or prove to be too costly versus their perceived benefit, our growth may slow.

Competition

We operate in highly competitive markets. Our success depends on, among other things, establishing and maintaining strong customer relationships, brand recognition and technological and functional advantage for our products, particularly in our capital equipment businesses. If we fail to maintain a strong competitive position, then customers may choose not to buy our products or we may be forced to discount our products to maintain market share.

International and Foreign Exchange

We sell our products in more than 120 countries and manufacture our products in nine countries in North America, Europe, Asia and Latin America. Due to the global nature of our business, our revenue and expenses are influenced by foreign exchange movements. In fiscal 2009, approximately 26% of our sales were in currencies other than the U.S. dollar. Increases or decreases in the value of the U.S. dollar compared to other currencies will affect our reported results as we translate those currencies into U.S. dollars. The percentage of fiscal 2009 sales by major currencies was as follows:

U.S. Dollar	74%
Euro	14%
British Pound	4%
All Other	8%

100%

Product Quality and Recalls

Product quality, particularly in life saving and sustaining technologies, plays a critical role in our success. A quality or safety issue may result in public warning letters, product recalls or seizures, monetary sanctions, consent decrees, injunctions to halt manufacture and distribution of products, civil or criminal sanctions, refusal of a government to grant clearances or approvals or delays in granting such clearances or approvals, import detentions of products made outside the United States, restrictions on operations or withdrawal or suspension of existing approvals. Any of the foregoing events could disrupt our business and have an adverse effect on our results of operations and financial condition. In addition, recalls may negatively affect sales due to customer concerns about product quality.

For the fiscal years ended June 30, 2009, 2008 and 2007, our results were negatively affected by net charges for the cost of product recalls of $19 million, $18 million and $14 million, respectively. We are currently operating our infusion business under a consent decree from the FDA, which was entered into in fiscal 2007 to resolve seizure litigation over Alaris SE pumps and amended in fiscal 2009 to include all infusion pumps manufactured by or for our subsidiary that manufactures and sells infusion pumps in the United States. On April 24, 2009, we submitted the corrective action plan required by the amended consent decree to the FDA. Included in the corrective action plan was, among other proposed corrective actions, a software correction that addresses a potential risk identified with the Alaris PCA (Patient Controlled Analgesia) module when used with the Alaris PC Unit operating with software versions 8 through 9.1. When the products are used together, the Alaris PCA module may infuse above or below the intended infusion dose if a specific sequence of events occurs. We recorded a reserve of $18 million in the third quarter of fiscal year 2009 for the Alaris System, based on our estimate of the costs that will be incurred in connection with the corrective action plan. On June 2, 2009, the FDA notified us that the corrective action plan was acceptable and that we should begin implementation of the plan. We had placed a hold on shipping the Alaris PCA module and related Alaris PC Unit pending 510(k) clearance from the FDA for the software correction. We received 510(k) clearance on July 9, 2009 and have since resumed shipments.

In response to infusion product recalls and the consent decree, we have made substantial investments in quality systems and quality personnel headcount over the past several years. While we believe that we have made significant improvements to our product quality and overall quality systems, further quality concerns, whether real or perceived, could adversely affect our results. Conversely, improving quality can be a competitive advantage and improve our results.

Income Taxes

Our operations have historically been included in Cardinal Health’s U.S. federal and state tax returns or non-U.S. jurisdictions tax returns. Prior to the separation, we and Cardinal Health entered into a tax matters agreement that governs the parties’ respective rights, responsibilities and obligations with respect to taxes.

Cardinal Health files income tax returns in the U.S. federal jurisdiction, various U.S. state jurisdictions and various foreign jurisdictions. With few exceptions, Cardinal Health is subject to audit by taxing authorities for fiscal years ended June 30, 2001 through the current fiscal year end. The IRS currently has ongoing audits of fiscal years 2001 through 2007. During the quarter ended September 30, 2008, Cardinal Health received an IRS Revenue Agent’s Report for the tax years 2003 through 2005 that included Notices of Proposed Adjustment related to transfer pricing arrangements between foreign and domestic subsidiaries and the transfer of intellectual property among our subsidiaries. The amount of additional tax proposed by the IRS in these notices totals $462 million, excluding penalties and interest, which may be significant. We and Cardinal Health disagree with the IRS regarding its application of the U.S. Treasury regulations to the arrangements under review and the valuations underlying such adjustments and intend to vigorously contest them. We believe that we have provided adequate contingent tax reserves for these matters under FIN No. 48. The tax matters agreement specifies that this matter, including the control of audit proceedings and payment of any additional liability, is our responsibility.

The Company’s provisions for income taxes as a percentage of pretax earnings from continuing operations (“effective tax rates”) were 15.5%, 24.8% and 15.6% of pretax earnings in fiscal 2009, 2008 and 2007, respectively. Generally, fluctuations in the effective tax rate are due to changes within international and U.S. state effective tax rates resulting from the Company’s business mix and the impact of restructuring and acquisition integration charges and other discrete items, which may have unique tax implications depending on the nature of the item. The Company’s effective tax rate reflects tax benefits derived from operations outside the United States, which are generally taxed at rates lower than the U.S. statutory rate of 35%.

Acquisitions

Acquisitions have historically played a significant role in our growth. Significant acquisitions made in the last five years include VIASYS Healthcare Inc., or Viasys, and the assets of Enturia, Inc., or Enturia. While we believe that the integration of these acquisitions has generally been successful, our failure to complete or integrate future acquisitions successfully might negatively affect our results. For further information regarding acquisitions, see “Combined Results of Operations” below and note 2 to the audited combined financial statements.

Principles of Combination and Basis of Presentation

Our combined financial statements presented within Item 8 – Financial Statements and Supplementary Data , and discussed below, have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of Cardinal Health. The combined financial statements reflect our financial position, results of operations and cash flows as we were historically managed, in conformity with accounting principles generally accepted in the United States, or GAAP. Included within our combined financial statements are the results of certain businesses which have historically been managed by us but that were retained by Cardinal Health in the spinoff and are presented as discontinued operations. In addition, as disclosed in CareFusion’s Quarterly report on Form 10-Q for the period ended September 30, 2009, the Company committed to a plan to dispose its Audiology business during the quarter ended September 30, 2009, and subsequently sold the business on October 1, 2009, and therefore is presented as a discontinued operation. Our fiscal year ends on June 30. All significant intra-company transactions and accounts have been eliminated.

All significant intercompany transactions between us and Cardinal Health have been included in these combined financial statements and are considered to be effectively settled for cash in the combined financial statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the combined statements of cash flow as a financing activity and in the combined balance sheets as “Parent Company Investment.”

Our combined financial statements include expenses of Cardinal Health allocated to us for certain functions provided by Cardinal Health, including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, communications, ethics and compliance, shared services, employee benefits and incentives, insurance and stock-based compensation. For fiscal 2009, 2008 and 2007, Cardinal Health allocated to us general corporate expenses of $406 million, $407 million and $428 million, respectively. Included within the $406 million, $407 million and $428 million of SG&A expenses allocated to us from Cardinal Health for the years ended June 30, 2009, 2008 and 2007 are $21 million, $23 million and $23 million allocable to discontinued operations. These expenses have been allocated to us on the basis of direct usage when identifiable, with the remainder allocated on the basis of revenue, headcount or other measures. Both we and Cardinal Health consider the basis on which the expenses have been allocated to be a reasonable reflection of the services provided to or the benefit received by us during the periods presented. The allocations may not, however, reflect the expense we would have incurred as an independent, publicly-traded company for the periods presented. Actual costs that may have been incurred if we had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees, and strategic decisions made in areas such as information technology and infrastructure. Following the separation, we will perform these functions using our own resources or purchased services. For an interim period, however, some of these functions will continue to be provided by Cardinal Health under the transition services agreement. In addition to the transition services agreement, we entered into a number of commercial agreements with Cardinal Health in connection with the separation, many of which have terms longer than one year.

Cardinal Health uses a centralized approach to U.S. domestic cash management and financing of its operations, excluding debt directly incurred by any of its businesses, such as debt assumed in an acquisition or certain capital lease obligations. The majority of our domestic cash was transferred to Cardinal Health daily and Cardinal Health funded our operating and investing activities as needed. A portion of Cardinal Health’s consolidated debt has been allocated to us based on the debt levels consistent with an investment grade credit rating, including amounts directly incurred. Cardinal Health’s historical long-term debt balances were allocated to us based on a debt to earnings before interest, taxes, depreciation and amortization, or EBITDA, leverage ratio, which, based on discussions with external advisors and comparisons with BBB-rated companies in the S&P 500, is consistent with an investment grade credit rating. This allocation methodology is also generally consistent with management’s long-term capital structure plans for CareFusion as a separate, stand-alone company. In contrast, short-term debt balances (e.g., commercial paper, bank loans) held at the corporate level were not allocated down to CareFusion as this debt was issued to fund the operations of the Cardinal Health healthcare supply chain services businesses. As both CareFusion and Cardinal Health have established post-spin capital structures that support investment grade credit ratings, we believe that utilizing financial metric targets to allocate historical third-party debt is reasonable and appropriate. Cardinal Health debt allocated as of June 30, 2009 and 2008 was $1,281 million and $1,597 million, respectively. Net interest expense has been allocated in the same proportions as debt and includes the effect of interest rate swap agreements designated as fair value hedges. For fiscal years 2009, 2008 and 2007, Cardinal Health has allocated to us net interest expense of $80 million, $88 million and $72 million, respectively. Cash transfers to and from Cardinal Health’s U.S. domestic cash management accounts are reflected in “Parent Company Investment” in the combined balance sheets.

We believe that the allocation basis for debt and net interest expense is reasonable based on the debt levels consistent with maintaining an investment grade credit rating for us. However, these amounts may not be indicative of the actual amounts that we would have incurred had we been operating as an independent, publicly-traded company for the periods presented.

The combined financial statements also include the push down of certain assets and liabilities that have historically been held at the Cardinal Health corporate level but which are specifically identifiable or otherwise allocable to us. The cash and cash equivalents held by Cardinal Health at the corporate level were not allocated to us for any of the periods presented. Cash and equivalents in our combined balance sheets primarily represent cash held locally by international entities included in our combined financial statements. Transfers of cash to and from Cardinal Health’s domestic cash management system are reflected as a component of Parent Company Investment on the combined balance sheets. Cardinal Health maintains self-insurance programs at a corporate level. We were allocated a portion of expenses associated with these programs as part of the general corporate overhead expenses. We were not allocated any portion of the related reserves as these reserves represent obligations of Cardinal Health which are not transferable.

See note 1 to the audited combined financial statements for additional detail regarding the push down of assets and liabilities, including certain prepaid expenses, property and equipment and employee compensation liabilities.

Our combined financial statements may not be indicative of our future performance and do not necessarily reflect what the results of operations, financial position and cash flows would have been had we operated as an independent, publicly-traded company during the periods presented.

See note 15 to the audited combined financial statements for further description of the transactions between Cardinal Health and us.

Combined Results of Operations

The following table presents, for the periods indicated, selected items from our combined financial statements:

	Fiscal Year Ended June 30,			Change
(in millions)	2009	2008	2007	2009 vs. 2008	2008 vs. 2007
Revenue	$3,595	$3,663	$2,659	(2)%	38%
Gross Margin	1,731	1,767	1,296	(2)%	36%
Gross Margin Percentage	48.2%	48.2%	48.7%
Operating Income	444	530	261	(16)%	103%
Provision for Income Taxes	53	110	31	(52)%	255%
Effective Tax Rate	15.5%	24.8%	15.6%
Income from Continuing Operations	290	333	168	(13)%	98%
Income from Discontinued Operations	278	330	334	(16)%	(1)%

Net Income	$568	$663	$502	(14)%	32%

Fiscal Year Ended June 30, 2009 Compared to Fiscal Year Ended June 30, 2008

Below is a summary of comparative results of operations and a more detailed discussion of results for the fiscal years ended June 30, 2009 and 2008:

	Fiscal Year Ended June 30,			% of Revenue
(in millions)	2009	2008	Change	2009	2008
Revenue	$3,595	$3,663	(2)%
Cost of Products Sold	1,864	1,896	(2)%	52%	52%

Gross Margin	1,731	1,767	(2)%	48%	48%
Selling, General and Administrative Expenses	1,055	1,027	3%	29%	28%
Research and Development Expenses	160	157	2%	4%	4%
Restructuring and Acquisition Integration Charges	72	35	106%	2%	1%
Acquired In-Process Research and Development	—	18	(100)%	—%	—%

Operating Income	444	530	(16)%	12%	14%
Interest Expense and Other, Net	101	87	16%	3%	2%

Income Before Income Taxes	343	443	(23)%	10%	12%
Provision for Income Taxes	53	110	(52)%	1%	3%

Income from Continuing Operations	290	333	(13)%	8%	9%
Income from Discontinuing Operations, Net of Taxes	278	330	(16)%	8%	9%

Net Income	$568	$663	(14)%	16%	18%

Revenue

Total revenue decreased by $68 million to $3,595 million for the fiscal year ended June 30, 2009, compared to the prior fiscal year. The revenue decline resulted from lower sales volume in our capital equipment businesses ($149 million), as a result of the deferral of capital spending by hospitals and a ship hold on our Alaris infusion devices. Hospitals delayed their capital spending during fiscal 2009 due to the decline in the overall global economic environment, which we believe created uncertainty in regards to access to capital markets and reduced the size of hospital endowments that are utilized to provide funding for capital equipment products. For several months of fiscal 2009, we also placed a hold on shipping the Alaris PCA module and related Alaris PC Unit while we sought FDA clearance for a software correction under the corrective action plan, which we receive in July 2009. As a result of these items, the volume of our capital equipment sales decreased, and overall capital goods products revenues decreased ($149 million). Additionally, revenue declined due to unfavorable changes in foreign exchange rates ($99 million). Sales transactions denominated in currencies other than the United States dollar comprised approximately 26% of our total revenue in fiscal year 2009, of which the majority is denominated in euros and British pounds. On average during fiscal year 2009, the United States dollar strengthened relative to the euro and British pound by approximately 7% and 26%, respectively.

The aforementioned revenue declines were partially offset by revenue increases associated with acquisitions ($170 million), primarily due to our acquisition of Enturia in fiscal year 2008; international growth, exclusive of effects of foreign exchange ($23 million); and new products ($21 million).

Segment revenue is shown in the table below:

	Fiscal Year Ended June 30,
(in millions)	2009	2008	Change
Critical Care Technologies	$2,429	$2,603	(7)%
Medical Technologies and Services	1,166	1,060	10%

Revenue	$3,595	$3,663	(2)%

Critical Care Technologies segment revenue decreased $174 million, or 7%, to $2,429 million for the fiscal year ended June 30, 2009, compared to the prior fiscal year. This decrease was due primarily to lower sales volume of capital equipment due to delays in hospital capital spending and the Alaris infusion device ship hold discussed above ($149 million) and the negative effect of changes in foreign exchange rates ($59 million), partially offset by increases in revenues associated with new products, largely due to new respiratory ventilator equipment products ($20 million).

Medical Technologies and Services segment revenue increased $106 million, or 10%, to $1,166 million, for the fiscal year ended June 30, 2009, compared to the prior fiscal year. The revenue increase was primarily due to acquisitions (approximately $170 million); international revenue growth, excluding effects of foreign exchange rates ($31 million). These increases were partially offset by the negative effect of changes in foreign exchange rates ($40 million), and a decline in diagnostic capital equipment ($18 million) and instrument revenues ($11 million).

Cost of Products Sold

Cost of products sold decreased $32 million, or 2%, to $1,864 million for the fiscal year ended June 30, 2009, compared to the prior fiscal year. As a percentage of revenue, cost of products sold totaled 52% in both fiscal year 2009 and fiscal year 2008.

The decrease in cost of products sold was due to the decrease in sales volume of capital equipment and benefits associated with changes in foreign exchange rates; partially offset by the costs associated with incremental revenues from acquisitions, primarily Enturia, and increases in international sales volume.

Gross Margin

For the foregoing reasons, gross margin decreased $36 million, or 2%, to $1,731 million for the fiscal year ended June 30, 2009, compared to the prior fiscal year. Gross margin as a percentage of revenue was 48% in both fiscal year 2009 and fiscal year 2008.

During fiscal year 2009, gross margin was affected by a variety of offsetting factors, including: international pricing pressure; the effects of foreign exchange, in which the benefits of changes in foreign exchange rates associated with our procurement transactions were more than outweighed by unfavorable impacts associated with sales transactions; the adverse effects of the under-utilization of our capital equipment manufacturing facilities; and increased sales volumes in certain of our infection prevention and skin preparation businesses and a shift in sales mix favoring disposable products within our Critical Care Technologies segment due to the decline in sales volume of capital equipment. Our infection prevention, skin preparation, and disposable products each recognize higher margins than our other product offerings.

Selling, General and Administrative Expenses

Selling, general and administrative, or SG&A, expenses increased $28 million, or 3%, to $1,055 million for the fiscal year ended June 30, 2009, compared to the prior fiscal year. SG&A expenses increased primarily due to acquisitions ($50 million), additional investments in product quality processes ($11 million), and additional provisions for bad debts ($4 million). These increases were partially offset by a decrease due to favorable changes in foreign exchange rates ($25 million) and a decrease in management incentive compensation expense ($19 million).

SG&A expenses allocated by Cardinal Health to us during the fiscal years ended June 30, 2009 and 2008 were $406 million and $407 million, respectively. Included within the $406 million and $407 million of SG&A expenses allocated to us from Cardinal Health for the years ended June 30, 2009 and 2008 are $21 million and $23 million associated with discontinued operations. Allocated SG&A expenses include expenses for shared functions, including management, finance, financial shared services, human resources, information technology, legal, legislative affairs and management incentive plan expenses. SG&A expenses historically allocated to us are not likely to be indicative of the actual amounts that we would have incurred had we been operating as an independent, publicly-traded company for the periods presented or for future periods following our separation from Cardinal Health.

Research and Development

Research and development expenses increased $3 million, or 2%, to $160 million during the fiscal year ended June 30, 2009, compared to the prior fiscal year.

Restructuring and Acquisition Integration Charges

Restructuring and acquisition integration charges increased $37 million, or 106%, to $72 million during the fiscal year ended June 30, 2009, compared to the prior fiscal year. Restructuring and acquisition integration charges incurred in fiscal 2009 were primarily comprised of integration expenses associated with Viasys ($9 million); employee-related restructuring costs ($40 million); and facility exit costs ($20 million). In the third quarter of fiscal year 2009, we announced a cost reduction initiative primarily in response to the delay in hospital capital spending and the overall decline in the global economy. Under this initiative, we will reduce our global workforce by approximately 800 people, and eliminate an additional 500 positions through normal attrition and by not filling open roles. In fiscal year 2009, we recorded a $19 million pre-tax restructuring charge associated with this cost reduction initiative, included within employee-related restructuring costs identified above, and expect to record an additional $14 million pre-tax restructuring charge in fiscal year 2010.

Restructuring and acquisition integration charges incurred in fiscal 2008 were primarily comprised of integration costs associated with our acquisition of Viasys and restructuring costs related to the closure of a replenishment center, headcount reductions within existing operations and other facility exit costs.

Acquired In-process Research and Development

In connection with our acquisition of certain businesses in fiscal year 2008, we obtained in-process research and development projects, or IPR&D. At the time of acquisition, these projects had not yet achieved technological feasibility and were deemed to have no alternative use and, accordingly, the estimated fair value of the IPR&D was expensed at the acquisition date. During fiscal 2008, we recorded charges to write off our preliminary estimates of fair values of the IPR&D associated with the Enturia acquisition ($18 million), other minor acquisitions ($25 million), and adjusted downward the IPR&D charges initially recorded in fiscal year 2007 associated with the Viasys acquisition based on the final valuation of its related IPR&D in fiscal 2008 ($25 million).

Operating Income

For the foregoing reasons, operating income decreased $86 million, or 16%, to $444 million during the fiscal year ended June 30, 2009, compared to the prior fiscal year. Operating income as a percentage of revenue decreased to 12% in fiscal 2009 compared to 14% in the prior fiscal year.

Segment profit from our two reporting segments, Critical Care Technologies and Medical Technologies and Services, is shown in the table below:

	Fiscal Year Ended June 30,
(in millions)	2009	2008	Change
Critical Care Technologies	$402	$511	(21)%
Medical Technologies and Services	114	72	58%

Segment Profit	516	583	(11)%
Restructuring and Acquisition Integration Charges	72	35
Acquired In-Process Research and Development	—	18

Operating Income	$444	$530

Critical Care Technologies segment profit decreased $109 million, or 21%, to $402 million for the fiscal year ended June 30, 2009, compared to the prior fiscal year. The decrease in segment profit was primarily a result of a lower sales volume of capital equipment due to the delay in hospital capital spending and the Alaris infusion device ship hold ($85 million) and unfavorable changes in foreign exchange rates ($22 million). Segment profit as a percentage of segment revenue was 17% and 20% in fiscal 2009 and fiscal 2008, respectively.

Medical Technologies and Services segment profit increased $42 million, or 58%, to $114 million for the fiscal year ended June 30, 2009, compared to the prior fiscal year. The increase in segment profit was primarily due to the profitability of prior year acquisitions ($51 million); partially offset by unfavorable changes in foreign exchange rates ($11 million). Segment profit as a percentage of segment revenue was 10% and 7% in fiscal 2009 and fiscal 2008, respectively.

Interest Expense and Other

Interest expense and other, net increased $14 million, or 16%, to $101 million during the fiscal year ended June 30, 2009, compared to the prior fiscal year. The increase in interest expense and other, net was primarily the result of increases in losses due to changes in foreign exchange rates ($32 million), partially offset by a reduction in interest expense allocated to us by Cardinal Health ($8 million).

Interest expense allocated to us by Cardinal Health totaled $80 million and $88 million in fiscal year 2009 and 2008, respectively. The decrease in allocated interest expense was primarily due to lower levels of debt allocated to us by Cardinal Health. See note 10 to the audited combined financial statements for further information.

Provision for Income Taxes

For the fiscal year ended June 30, 2009, our provision for income taxes decreased $57 million, or 52%, to $53 million, compared to the prior fiscal year. The decrease in income tax expense was due to a reduction in income before income taxes, a decrease related to a claim filed with the IRS to amend our position relative to sales type lease transactions ($24 million), and a decrease for the revaluation of our deferred tax assets and liabilities to account for the impact of internal reorganizations ($21 million). These decreases in tax are partially offset by an unfavorable tax adjustment for accrued interest related to proposed tax assessments ($9 million), and the impact of nondeductible IPR&D charges in fiscal 2008 ($9 million). As a result of this activity, our effective tax rate decreased to 15.5% in fiscal year 2009 from 24.8% in fiscal year 2008.

During the third quarter of 2009, Cardinal Health filed a claim with the IRS to amend the filing position taken on its U.S. federal income tax return for fiscal years 2004 through 2006 related to a secured loan transaction involving certain of our sales-type lease receivables. Since our income taxes are presented on a separate return basis, we recognized a $24 million net tax benefit in the third quarter of fiscal year 2009 related to this item.

For additional detail regarding the provision for income taxes, see note 11 to our audited combined financial statements.

Income from Continuing Operations

For the foregoing reasons, income from continuing operations decreased $43 million, or 13%, to $290 million for the fiscal year ended June 30, 2009, compared to the prior fiscal year. Income from continuing operations as a percentage of revenue was 8% and 9% in fiscal 2009 and fiscal 2008, respectively.

Income from Discontinued Operations, Net of Tax Expense

Income from discontinued operations, net of tax expense decreased $52 million, or 16% to $278 million for the fiscal year ended June 30, 2009, compared to the prior fiscal year. The decrease was attributable to a gross margin decline ($28 million) due to a shift in product mix towards lower margin products and increases in cost of petroleum based raw materials and the net affect of increased SG&A expenses ($23 million); a gain on the sale of a business unit in fiscal 2008 ($11 million); and an increase in tax expense ($24 million). These decreases were partially offset by an increase in royalty income ($44 million).

Net Income

For the foregoing reasons, net income decreased $95 million, or 14%, to $568 million for the fiscal year ended June 30, 2009, compared to the prior fiscal year.

Fiscal Year Ended June 30, 2008 Compared to Fiscal Year Ended June 30, 2007

Below is a summary of comparative results of operations and a more detailed discussion of results for the fiscal years ended June 30, 2008 and 2007:

	Fiscal Year Ended June 30,			% of Revenue
(in millions)	2008	2007	Change	2008	2007
Revenue	$3,663	$2,659	38%
Cost of Products Sold	1,896	1,363	39%	52%	51%

Gross Margin	1,767	1,296	36%	48%	49%
Selling, General and Administrative Expenses	1,027	827	24%	28%	31%
Research and Development Expenses	157	101	55%	4%	4%
Restructuring and Acquisition Integration Charges	35	22	59%	1%	1%
Acquired In-Process Research and Development	18	85	(79)%	—%	3%

Operating Income	530	261	103%	14%	10%
Interest Expense and Other, Net	87	62	40%	2%	2%

Income Before Income Taxes	443	199	123%	12%	7%
Provision for Income Taxes	110	31	255%	3%	1%

Income from Continuing Operations	333	168	98%	9%	6%
Income from Discontinued Operations, Net of Taxes	330	334	(1)%	9%	13%

Net Income	$663	$502	32%	18%	19%

Revenue

Revenue increased $1,004 million, or 38%, to $3,663 million for the fiscal year ended June 30, 2008, compared to the prior fiscal year. Revenue growth was favorably affected by acquisitions ($605 million); increased sales volume to existing customers ($160 million); international revenue growth ($121 million), which included the positive effect of foreign exchange rates ($85 million); and new products ($80 million).

Segment revenue is shown in the table below:

	Fiscal Year Ended June 30,
(in millions)	2008	2007	Change
Critical Care Technologies	$2,603	$1,905	37%
Medical Technologies and Services	1,060	754	41%

Revenue	$3,663	$2,659	38%

Critical Care Technologies segment revenue increased $698 million, or 37%, to $2,603 million for the fiscal year ended June 30, 2008, compared to the prior fiscal year. This increase was due primarily to acquisitions ($420 million), primarily related to increased sales of respiratory equipment from the Viasys acquisition; increased sales to existing customers ($115 million), largely related to medication dispensing equipment; increased revenue from new products ($73 million) and new customers ($33 million), largely related to new infusion product releases and successful competitive infusion product placements; the favorable effect of changes in foreign exchange rates ($33 million); and financing interest on sales-type leases ($14 million).

Medical Technologies and Services segment revenue increased $306 million, or 41%, to $1,060 million, for the fiscal year ended June 30, 2008, compared to the prior fiscal year. Revenues increased primarily due to acquisitions ($185 million), primarily related to increased sales of neurological diagnostic equipment from the Viasys acquisition and infection prevention products from the Enturia acquisition. Revenue also increased from sales to existing customers ($45 million), and an increase in international revenue ($92 million), primarily across Europe, which included the favorable effect of changes in foreign exchange rates ($53 million).

Cost of Products Sold

Cost of products sold increased $533 million, or 36%, to $1,896 million for the fiscal year ended June 30, 2008, compared to the prior fiscal year. Cost of products sold increased primarily due to acquisitions ($322 million), primarily related to the Viasys acquisition; the aforementioned increases in sales to existing customers and new products; and the unfavorable effect of changes in foreign exchange rates ($48 million). In addition, our Critical Care Technologies segment experienced increased costs associated with infusion product recalls ($4 million).

Gross Margin

For the foregoing reasons, gross margin increased $471 million, or 36%, to $1,767 million for the fiscal year ended June 30, 2008, compared to the prior fiscal year. Gross margin as a percentage of revenue was 48% and 49% in fiscal year 2008 and fiscal year 2007, respectively.

Selling, General and Administrative Expenses

SG&A expenses increased $200 million, or 24%, to $1,027 million for the fiscal year ended June 30, 2008, compared to the prior fiscal year. The increase in SG&A expense was primarily due to acquisitions ($190 million); the unfavorable effect of changes in foreign exchange rates ($20 million); and increased variable costs associated with our revenue growth, partially offset by decreases in equity-based and other variable compensation ($19 million); and a decrease in SG&A expenses allocated to us by Cardinal Health ($21 million). SG&A expenses allocated by Cardinal Health to us during the fiscal years ended June 30, 2008 and 2007 were $407 million and $428 million, respectively. The $407 million and $428 million of SG&A expenses allocated to us from Cardinal Health for the years ended June 30, 2008 and 2007 each include $23 million associated with discontinued operations.

Research and Development

R&D expenses increased $56 million, or 55%, to $157 million for the fiscal year ended June 30, 2008, compared to the prior fiscal year. This increase was due to acquisitions ($40 million), primarily the Viasys acquisition, and increased spending on innovation ($9 million).

Restructuring and Acquisition Integration Charges

Restructuring and acquisition integration charges increased $13 million or 59% to $35 million during the fiscal year ended June 30, 2008, compared to the prior fiscal year. The increase was due to increased acquisition integration charges ($16 million) partially offsetting a reduction in restructuring charges ($3 million).

The acquisition integration charges incurred during fiscal 2008 were primarily a result of the acquisition of Viasys ($24 million). The acquisition integration charges incurred during fiscal 2007 were primarily a result of the acquisition of Viasys ($8 million).

Restructuring charges incurred during fiscal 2008 related to the closure of a replenishment center, headcount reductions within existing operations and other facility exit costs. The restructuring costs incurred for fiscal 2007 related to facility closures, a global restructuring program initiated in fiscal 2005 and projects aimed at improvements in manufacturing cost and efficiency.

See note 4 to the audited combined financial statements for additional detail regarding these restructuring and acquisition integration charges.

Acquired In-process Research and Development

In connection with our acquisition of certain businesses in fiscal years 2008 and 2007, we obtained in-process research and development projects, or IPR&D. At the time of acquisition, these projects had not yet reached technological feasibility and were deemed to have no alternative use and, accordingly, the estimated fair value of the IPR&D was expensed at the acquisition date. These projects primarily related to the following areas:

•	Infection prevention (acquired in connection with the fiscal 2008 acquisition of Enturia);

•	Respiratory therapy diagnostic instruments and ventilation products (acquired in connection with the fiscal 2007 acquisition of Viasys); and

•	Surgical devices (acquired in connection with the 2008 acquisition of other businesses that were individually not significant).

IPR&D decreased $67 million to $18 million during the fiscal year ended June 30, 2008, compared to the prior fiscal year.

During fiscal 2008, we recorded charges to write off our preliminary estimates of fair values of the IPR&D associated with the Enturia acquisition ($18 million) and other acquisitions ($25 million). During fiscal 2008, we finalized the valuation of the IPR&D associated with the Viasys acquisition and recorded an adjustment ($25 million) to reduce the cumulative IPR&D charge associated with the Viasys acquisition to $59 million.

During fiscal 2007, we recorded a charge to write off our preliminary estimate of the fair value of the IPR&D associated with the Viasys acquisition ($84 million).

The fair value of the IPR&D was determined using the discounted cash flow method. The discounted cash flow was determined based upon projected revenue, expenses and contributory assets related to the specific project and a discount rate based upon the overall weighted average cost of capital for the asset and the additional risk related to the uncertainty of the project. We also assessed the current status of development, nature and timing of efforts to complete such development, uncertainties, and other factors when estimating the fair value. Costs were not assigned to IPR&D unless future development was probable.

At the time of acquisition, the in-process projects were at various stages of completion with some requiring several years to reach commercialization. The estimated cost to complete the projects at the date of the acquisitions was $33 million. The majority of the technology has not yet come to fruition as it is still in process; however, completion is expected for all projects by the end of calendar year 2011. See note 3 to the audited combined financial statements for additional detail regarding acquired IPR&D.

Operating Income

For the foregoing reasons, operating income increased $269 million, or 103%, to $530 million for the fiscal year ended June 30, 2008, compared to the prior fiscal year. Operating income as a percentage of revenue increased to 14% in fiscal year 2008 as compared to 10% compared in fiscal year 2007.

Segment profit from our two reporting segments, Critical Care Technologies and Medical Technologies and Services, is shown in the table below:

	Fiscal Year Ended June 30,
(in millions)	2008	2007	Change
Critical Care Technologies	$511	$345	48%
Medical Technologies and Services	72	23	213%

Segment Profit	583	368	58%
Restructuring and Acquisition Integration Charges	35	22
Acquired In-Process Research and Development	18	85

Operating Income	$530	$261

Critical Care Technologies segment profit increased $166 million, or 48%, to $511 million for the fiscal year ended June 30, 2008, compared to the prior fiscal year. The increase in segment profit was primarily a result of the profitability associated with acquisitions ($38 million); favorable changes in foreign exchange rates ($16 million); and the remainder due primarily to earnings associated with non-acquisition related revenue growth. Segment profit as a percentage of revenue was 20% and 18% in fiscal year 2008 and fiscal year 2007, respectively.

Medical Technologies and Services segment profit increased $49 million, or 213%, to $72 million for the fiscal year ended June 30, 2008, compared to the prior fiscal year. The increase in segment profit was primarily a result of profitability associated with acquisitions ($15 million) and the earnings associated with the increases in international sales and favorable changes in foreign exchange rates ($13 million). Segment profit as a percentage of revenue was 7% and 3% in fiscal year 2008 and fiscal year 2007, respectively.

Interest Expense and Other

Interest expense and other increased $25 million, or 40%, to $87 million for the fiscal year ended June 30, 2008, compared to the prior fiscal year. The increase was primarily due to an increase in interest expense ($14 million) primarily resulting from increased levels of debt allocated to us by Cardinal Health. For fiscal 2008 and fiscal 2007, interest expense allocated to us by Cardinal Health was $88 million and $72 million, respectively.

Provision for Income Taxes

For the fiscal year ended June 30, 2008, our provision for income taxes increased $79 million, or 255%, to $110 million, compared to the prior fiscal year.

The effective tax rate for the fiscal year ended June 30, 2008 was 24.8% compared to 15.6% for the prior fiscal year. The increase in income tax expense and the effective tax rate was due to an increase in domestic income which is taxed at higher rates than foreign income and a revaluation of state deferred tax assets and liabilities during the fiscal year ended June 30, 2007 ($19 million). These increases were partially offset by the effect of a one time permanent difference during the fiscal year ended June 30, 2007 for non-deductible IPR&D associated with the Viasys acquisition ($40 million).

Income from Continuing Operations

For the foregoing reasons, income from continuing operations increased $165 million, or 98%, to $333 million for the fiscal year ended June 30, 2008, compared to the prior fiscal year. Income from continuing operations as a percentage of revenue was 9% and 6% in fiscal year 2008 and fiscal year 2007, respectively.

Income from Discontinued Operations, Net of Tax Expense

Income from discontinued operations, net of tax expense decreased $4 million, or 1%, to $330 million for the fiscal year ended June 30, 2008, compared to the prior fiscal year. Income from discontinued operations, net of tax decreased primarily as a result of an increase in SG&A expense ($15 million) and a decrease in royalty income earned from Cardinal Health ($19 million); partially offset a gain on the sale of a business unit ($11 million).

Net Income

For the foregoing reasons, net income increased $161 million, or 32%, to $663 million for the fiscal year ended June 30, 2008, compared to the prior fiscal year.

Liquidity and Capital Resources

Overview

Historically, we have generated, and expect to continue to generate, positive cash flow from operations. Cash flow from operations primarily represents inflows from net income (adjusted for depreciation and other non-cash items) and outflows from investment in sales-type leases entered into, as we sell and install dispensing equipment, and other increases in working capital needed to grow the business. Cash flows from investing activities represent our investment in intellectual property and capital equipment required to grow, as well as acquisitions. Cash flows from financing activities are primarily changes in Cardinal Health’s investment in us. In the past, Cardinal Health would fund our operating and investing activities as needed and transfer our excess cash at its discretion. Transfers of cash both to and from Cardinal Health’s cash management system are reflected as a component of “Parent Company Investment” within “Parent Company Equity” in the combined balance sheets.

As a result of our separation from Cardinal Health, our capital structure, long-term capital commitments and sources of liquidity have changed significantly from our historical capital structure as described herein. In addition, we will no longer receive cash from Cardinal Health to fund our operating or investing needs. Instead, our ability to fund our capital needs will depend on our ongoing ability to generate cash from operations, overall capacity and terms of financing arrangements, and access to the capital markets. We believe that our future cash from operations together with our access to funds available under our senior unsecured revolving credit facilities and the capital markets will provide adequate resources to fund both short-term and long-term operating requirements, capital expenditures, acquisitions and new business development activities.

Sources and Uses of Cash

The following table summarizes our statements of cash flows for the fiscal years ended June 30, 2009, 2008, and 2007:

	Fiscal Year Ended June 30,
(in millions)	2009	2008	2007
Cash Flow From Continuing Operations Provided by/(Used in)
Operating Activities	$515	$561	$129
Investing Activities	$(133)	$(788)	$(1,713)
Financing Activities	$(186)	$133	$1,984

Fiscal Years Ended June 30, 2009 and June 30, 2008

Net cash provided by operating activities decreased $46 million to $515 million for the fiscal year ended June 30, 2009, compared to the prior fiscal year. The decrease was primarily due to a decrease in net income, after adjustments for non-cash items ($163 million)

and a reduction in cash flows related to other accrued liabilities and operation items ($86 million); partially offset by increased cash flows from collections of accounts receivable ($96 million) and sales-type capital leases ($88 million). Net cash used in investing activities decreased $655 million to $133 million compared to the prior fiscal year, primarily related to the cash purchase price of Enturia in fiscal 2008 ($476 million) and reductions in capital expenditures ($71 million). The net cash used in financing for both years was primarily the result of net cash transfers to and from Cardinal Health.

Fiscal Years Ended June 30, 2008 and June 30, 2007

Net cash provided by operating activities increased $432 million to $561 million for the fiscal year ended June 30, 2008, compared to the prior fiscal year. This increase was primarily due to the increase in net income, after adjustments for non-cash items ($227 million); increased cash inflows associated with trade receivables and inventories ($71 million); and increased cash flows associated with other accrued liabilities and operating items ($139 million). Net cash used in investing activities decreased $925 million to $788 million compared to the prior fiscal year, primarily related to differences in purchase price for Enturia in fiscal 2008 compared to Viasys in fiscal 2007 and additional capital expenditures. The net cash used in financing for both years was primarily the result of net cash transfers to and from Cardinal Health.

Capital Resources

Cardinal Health uses a centralized approach to U.S. domestic cash management and financing of its operations, excluding debt directly incurred by any of its businesses, such as debt assumed in an acquisition or certain capital lease obligations. Prior to the separation, the majority of our domestic cash was transferred to Cardinal Health daily, and Cardinal Health funded our operating and investing activities as needed. Accordingly, a portion of Cardinal Health’s consolidated debt has been allocated to us based on our debt capacity consistent with an investment grade credit rating, including amounts directly incurred. Cardinal Health’s historical long-term debt balances were allocated to us based on a debt to EBITDA leverage ratio, which, based on discussions with external advisors and comparisons with BBB-rated companies in the S&P 500, is consistent with an investment grade credit rating. This allocation methodology is also generally consistent with management’s long-term capital structure plans for CareFusion as a separate, stand-alone company. In contrast, short-term debt balances (e.g., commercial paper, bank loans) held at the corporate level were not allocated down to CareFusion as this debt was issued to fund the operations of the Cardinal Health healthcare supply chain services businesses. As both CareFusion and Cardinal Health have established post-spin capital structures that support investment grade credit ratings, we believe that utilizing financial metric targets to allocate historical third-party debt is reasonable and appropriate. Total debt at June 30, 2009 was $1,289 million, of which $1,281 million was due to Cardinal Health. Total debt at June 30, 2008 was $1,609 million, of which $1,597 million was due to Cardinal Health. We believe that the allocation basis for debt is reasonable based on our debt capacity consistent with an investment grade credit rating. However, these amounts may not be indicative of the actual amounts that we would have incurred had we been operating as an independent, publicly-traded company for the periods presented.

Our cash and equivalents balance as of June 30, 2009 and June 30, 2008, included $609 million and $459 million of cash, respectively, held by our subsidiaries outside of the United States. Although the vast majority of cash held outside the United States is available for repatriation, doing so on more than a temporary basis could subject it to U.S. federal, state and local income tax.

Bridge Loan Facility. In connection with the separation, On July 1, 2009, we entered into a senior unsecured bridge loan facility (the “bridge loan facility”) to provide financing for an aggregate principal amount of $1.4 billion, with a term of 364 days from the date of any funding, for payment of the distribution to Cardinal Health as part of our spinoff. As the senior unsecured note offering (see below) was successfully completed prior to the separation, those proceeds were used to finance the payment of the distribution to Cardinal Health in lieu of drawing the bridge loan facility. As a result, the bridge loan facility was terminated on August 31, 2009.

Revolving Credit Facilities. On July 1, 2009, we also entered into two senior unsecured revolving credit facilities with an aggregate principal amount of $720 million, with commitments thereunder allocated as follows:

•	$240 million —364-day revolving credit facility; and

•	$480 million —three-year revolving credit facility.

The commitments under the three-year revolving credit facility are subject to increase, upon our request and consent by the lenders, by up to an aggregate of $30 million, subject to certain conditions and commitments. Borrowings under the three-year revolving credit facility bear interest at a floating rate per annum based upon the London interbank offered rate for dollars (“LIBOR”) or the alternate base rate (“ABR”), in each case, plus an applicable margin, which in the case of LIBOR varies from 2.1% to 3.375% depending on CareFusion’s debt ratings and in the case of ABR varies from 1.1% to 2.375% depending on CareFusion’s debt ratings. Borrowings under the 364-day revolving credit facility bear interest at a floating rate per annum based upon LIBOR or ABR, in each case, plus an applicable margin, which in the case of LIBOR varies from 2.2% to 3.5% based upon CareFusion’s debt ratings and in the case of ABR varies from 1.2% to 2.5% based upon CareFusion’s debt ratings. All obligations under the revolving credit facilities will continue to be guaranteed by each of our existing and future direct and indirect material domestic subsidiaries.

The revolving credit facilities contain several customary covenants including, but not limited to, limitations on liens, subsidiary indebtedness, investments, dispositions, restricted payments, transactions with affiliates, and sale and lease-back transactions. The revolving credit facilities also contain financial covenants requiring CareFusion to maintain a consolidated leverage ratio of no more than 3.00:1.00 at any time during any period of four fiscal quarters, and a consolidated interest coverage ratio as of the end of any fiscal quarter of at least (i) 3.25:1.00 for the fiscal quarters ended on September 30, 2009 and December 31, 2009, (ii) 3.50:1.00 for the fiscal quarter ended on March 31, 2010, and (iii) 3.75:1.00 for the fiscal quarter ended on June 30, 2010 and thereafter. The revolving credit facilities are subject to customary events of default, including, but not limited to, non-payment of principal or other amounts when due, breach of covenants, inaccuracy of representations and warranties, cross-default to other material indebtedness, certain ERISA-related events, certain voluntary and involuntary bankruptcy events, and change of control.

We currently do not anticipate utilizing our revolving credit facilities for current operations as we believe that our anticipated cash flows will be sufficient. However, based on operating needs, strategic planning and other factors, we may utilize the revolving credit facilities in the future.

Senior Unsecured Notes. On July 14, 2009, we offered and sold $1.4 billion aggregate principal amount of senior unsecured notes. The notes consist of the following tranches:

•	$250 million aggregate principal amount of 4.125% senior notes due 2012;

•	$450 million aggregate principal amount of 5.125% senior notes due 2014; and

•	$700 million aggregate principal amount of 6.375% senior notes due 2019.

The net proceeds of the offering were placed into an escrow account and were subsequently used to finance the distribution payment to Cardinal Health of approximately $1.4 billion related to our spinoff. The 2012 notes will mature on August 1, 2012, the 2014 notes will mature on August 1, 2014 and the 2019 notes will mature on August 1, 2019. In each case, interest will be paid on each February 1 and August 1, commencing February 1, 2010.

The indenture for the senior notes limits our ability to incur certain secured debt and enter into certain sale and leaseback transactions. In accordance with the indenture, we may redeem the senior notes prior to maturity, in whole or in part, at a redemption price equal to the greater of 100% of the principal amount of the senior notes to be redeemed or the sum of the remaining scheduled payments of principal and interest in respect of the senior notes to be redeemed (not including any portion of the payments of interest accrued as of the date of redemption) discounted to its present value, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at an adjusted treasury rate plus 45 basis points in the case of the 2012 notes, 45 basis points in the case of the 2014 notes and 50 basis points in the case of the 2019 notes, plus in each case, accrued and unpaid interest on the amount being redeemed to the date of redemption. In addition, if we undergo a change of control and experience a below investment grade rating event, each as defined in the senior notes, we may be required to repurchase all of the senior notes at a purchase price equal to 101% of the aggregate principal amount of the senior notes repurchased plus any accrued and unpaid interest on the senior notes repurchased to the date of repurchase.

Dividends

We currently intend to retain any income to finance research and development, acquisitions and the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. The declaration and payment of any dividends in the future by us will be subject to the sole discretion of our board of directors and will depend upon many factors, including our financial condition, income, capital requirements of our operating subsidiaries, covenants associated with certain of our debt obligations, legal requirements, regulatory constraints and other factors deemed relevant by our board of directors. Moreover, if we determine to pay any dividend in the future, there can be no assurance that we will continue to pay such dividends.

Contractual Obligations

As of June 30, 2009, our contractual obligations, including estimated payments due by period, are as follows:

	Payments Due by Period
(in millions)	2010	2011-2012	2013-2014	Thereafter	Total
Long-Term Debt[1,7]	$129	$296	$107	$754	$1,286
Capital Lease Obligations[2]	1	2	—	—	3
Other Long-Term Liabilities[3]	17	20	7	1	45
Interest on Long-Term Debt[4,7]	65	113	88	156	422
Operating Leases[5]	35	56	44	51	186
Purchase Obligations[6]	138	10	1	—	149

Total Financial Obligations	$385	$497	$247	$962	$2,091

[1]	Represents maturities of our long-term debt obligations, excluding capital lease obligations described below, as described in note 10 to the audited combined financial statements.
[2]	Represents maturities of our capital lease obligations included within long-term debt on CareFusion’s balance sheet and the related estimated future interest payments.
[3]

Represents cash outflows by period for certain of our long-term liabilities in which cash outflows could be reasonably estimated. Certain long-term liabilities, such as unrecognized tax benefits of $222 million and deferred taxes of $540 million, have been excluded from the table above because of the inherent uncertainty of the underlying tax positions or because of the inability to reasonably estimate the timing of any cash outflow. See note 11 to the audited combined financial statements for additional information.

[4]	Interest obligation is calculated based on each outstanding debt stated or coupon rate, or existing variable rate as of June 30, 2009, as applicable.
[5]

Represents minimum rental payments and the related estimated future interest payments for operating leases having initial or remaining non-cancelable lease terms as described in note 12 to the audited combined financial statements.

[6]

Purchase obligations are defined as an agreement to purchase goods or services that is enforceable and legally binding and specifying all significant terms, including the following: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and approximate timing of the transaction. The purchase obligation amounts disclosed above represent estimates of the minimum for which we are obligated and the time period in which cash outflows will occur. Purchase orders and authorizations to purchase that involve no firm commitment from either party are excluded from the above table. In addition, contracts that can be unilaterally cancelled with no termination fee or with proper notice are excluded from our total purchase obligations except for the amount of the termination fee or the minimum amount of goods that must be purchased during the requisite notice period.

[7]

Included within Long Term Debt and Interest on Long Term Debt are $1,281 million of long term debt and $421 million of interest expense associated with debt allocated to us from Cardinal Health. See note 10 to the audited combined financial statements for additional information.

Off-Balance Sheet Arrangements

See note 19 to the audited combined financial statements for a discussion of off-balance sheet arrangements.

Critical Accounting Policies and Sensitive Accounting Estimates

Our discussion and analysis of our results of operations and liquidity and capital resources are based on our combined financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these combined financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and disclosure of contingent assets and liabilities. Critical accounting policies are those accounting policies that can have a significant effect on the presentation of our financial condition and results of operations, and require use of complex and subjective estimates based upon past experience, trends, and management’s judgment. We evaluate our estimates and judgments on an ongoing basis and believe our estimates to be reasonable. Other companies applying reasonable judgment to the same facts and circumstances could develop different estimates. Because of the uncertainty inherent in such estimates, actual results may differ from these estimates. Below are those policies applied in preparing our combined financial statements that management believes are the most dependent on the application of estimates and assumptions. For additional accounting policies, see note 1 to our audited combined financial statements.

Revenue Recognition

We generate revenue through the sale and lease of equipment, software, services, medical products, supplies, and the income associated with the financing of our equipment leases. In accordance with SEC Staff Accounting Bulletin, or SAB, No. 104, Revenue Recognition in Financial Statements (“SAB No. 104”), we recognize revenue when each of the following criteria exists:

•	persuasive evidence of an arrangement exists;

•	product delivery has occurred or the services have been rendered;

•	the price is fixed or determinable; and

•	collectability is reasonably assured.

The timing of revenue recognition and the amount of revenue actually recognized in each case depends on a variety of factors, including the specific terms of each arrangement and the nature of our obligations. Determination of the appropriate amount of revenue recognized may involve subjective or complex judgments and estimates that we believe are reasonable, but actual results may differ from our estimates. The significant judgments and uncertainties that are sufficiently sensitive and could result in material differences under other assumptions and conditions are those described below.

Evaluation of the Significance of Embedded Software

We sell and lease products with embedded software. We regularly review these products to determine whether embedded software is more than incidental to the product as a whole. If the embedded software is more than incidental to the product as a whole, the product is classified as a software product and revenue for the product is recognized in accordance with the provisions of American Institute of Certified Public Accountants Statement of Position, or SOP, No. 97-2, Software Revenue Recognition (“SOP No. 97-2”).

In classifying our products, we consider the following characteristics to be indicators that embedded software is more than incidental to the product as whole:

•	software is a significant focus of the marketing effort or the software application is sold separately;

•	significant internally developed software costs have been incurred; and

•	if we provide telephone support, bug-fixes, and/or unspecified upgrades specific to the embedded software.

The evaluation process is often complex and subject to significant judgment as the products exhibit varying degrees of the indicators identified above, such as:

•

certain products are marketed as systems or solutions wherein it is implied, but not explicitly stated within marketing and sales collateral, that embedded software provides the basis for significant functionalities identified within the marketing efforts;

•	internal software development costs are incurred during the product development process;

•

separately priced extended warranty services provide post-installation support relative to repair parts and services and also include telephone support and bug-fixes for the software embedded within the products; and

•	we are required by law to provide medical safety related bug-fixes for products with embedded software elements.

We classify our infusion products, when sold with safety software, and patient identification products as software. We have determined the embedded software within our other products, primarily our dispensing and respiratory products, is incidental to the products as a whole. Those products are therefore not classified as software.

Product development trends indicate that embedded software, connectivity and interfacing with hospital information systems will continue to be components of, and possibly significant features of, future product releases. In the future, the embedded software inherent to these future products may be determined to be more than incidental to the product and as a result the product may be classified as software for revenue recognition purposes. If these future software products are sold with extended payment terms or subject to long-term leases, the timing of revenue recognition for these products could change significantly as compared to similar transactions with hardware products. Specifically, we may be unable to determine the associated payments are fixed or determinable and, as a result, we may be precluded from recognizing revenue upon the completion of installation services as we would for a hardware product. Instead, we may be required to recognize revenue on these software products over time as payments become due from the customer.

Revenue Recognition for Leases

Our accounting for leases involves specific determinations under applicable lease accounting standards, which often involve complex and prescriptive provisions. If a lease qualifies as a sales-type capital lease, equipment revenue is recognized upon delivery or installation of the equipment as opposed to ratably over the lease term. Therefore, our lease classification procedures significantly affect the timing of revenue recognition. The critical element considered by us in determining the classification of our lease transactions is the fair value of the leased equipment, including its estimated fair value at the inception and conclusion of the lease. For the purposes of determining the fair value of leased equipment at the inception of the lease, we apply the percentage discount from rental list prices provided within the lease transaction against the purchase list price. This methodology assumes that purchase customers are provided similar discounts as lease customers. Periodically, we review discount levels provided to purchase customers and lease customers to validate this assumption.

Multiple Element Arrangements

The majority of our transactions qualify as multiple element arrangements. We use the relative fair value method to allocate contract proceeds to each unit of accounting, which are then individually recognized to revenue. To the extent that fair value evidence does not exist for delivered elements of the transaction, we apply the residual method.

Determination as to whether fair value exists and the valuation of our fair value estimates are critical to both the relative fair value method and residual method. The determination of fair value estimates associated with our products and services is generally based on historical evidence of sales of the same product in stand alone transactions and the contract renewal prices for post-contract support and separately priced extended warranty services.

For software and software related products, evidence used in the determination of fair value estimates are based solely on vendor-specific objective evidence. Third-party fair value evidence may be used for non-software products.

Different conclusions as to the existence and valuation of fair value estimates may significantly affect the timing and valuation of revenue recognition, the classification of leasing transactions, and the classification of revenue as product, service, rental or other income. It is impossible to determine the effects of potential different conclusions as they relate to the existence or valuation of fair value estimates.

Business Combinations

Assumptions and estimates are used to determine the fair value of assets acquired and liabilities assumed in a business combination. A significant portion of the purchase price in many of our acquisitions is assigned to intangible assets, which requires management to use significant judgment in determining fair value. Current and future amortization expense for such intangibles is affected by purchase price allocations and by the assessment of estimated useful lives of such intangibles, excluding goodwill. We believe the assets recorded and the useful lives established are appropriate based upon current facts and circumstances.

In conjunction with the review of a transaction, the status of the acquired company’s research and development projects is assessed to determine the existence of IPR&D. In connection with certain acquisitions, we are required to estimate the fair value of acquired IPR&D, which requires selecting an appropriate discount rate and estimating future cash flows for each project. Management also assesses the current status of development, nature and timing of efforts to complete such development, uncertainties and other factors when estimating the fair value. Costs are not assigned to IPR&D unless future development is probable. Once the fair value is determined, an asset is established, and in accordance with FASB Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method (“FIN No. 4”), is immediately written-off in our combined statement of income. During fiscal 2008, we reversed $25 million of a previously recorded write-off of IPR&D costs associated with the acquisition of Viasys, as a result of the finalization of the Viasys purchase price allocation process and recorded charges of $18 million related to the write-off of IPR&D costs associated with Enturia. During fiscal 2007, we recorded charges of $84 million and $1 million primarily related to the write-off of IPR&D costs associated with Viasys (see note 3 to our audited combined financial statements).

In December 2007, the FASB issued Statement of Financial Accounting Standards, or SFAS No. 141(R), Business Combinations (“SFAS 141(R)”). SFAS No. 141(R) is effective for business combinations with an acquisition date within fiscal years beginning on or after December 15, 2008. SFAS No. 141(R) changes many aspects of business combinations, and could significantly influence how we pursue future business combinations. See note 1 to the audited combined financial statements for further information.

Goodwill and Other Intangibles

We account for goodwill in accordance with Statement of Financial Accounting Standards, or SFAS, No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). Under SFAS No. 142, purchased goodwill and intangible assets with indefinite lives are not amortized, but instead are tested for impairment annually or when indicators of impairment exist. Intangible assets with finite lives, primarily trademarks and patents, continue to be amortized over their useful lives. In conducting the impairment test, the fair value of our reporting units is compared to its carrying amount including goodwill. If the fair value exceeds the carrying amount, then no impairment exists. If the carrying amount exceeds the fair value, further analysis is performed to assess impairment.

We perform our impairment testing at the operating segment level as defined in SFAS No. 142 because all of the components of each operating segment are similar and none of their components are reporting units. Our determination of fair value of the reporting units is based on a discounted cash flow analysis. The discount rates used for impairment testing are based on the risk-free rate plus an adjustment for risk factors. Our impairment review process uses estimates of future revenue for the reporting units, driven by assumed market growth rates and projected operating margins. These estimates are consistent with the plans and assumptions that we use to manage the underlying businesses.

Determining the fair value of a reporting unit is judgmental in nature and involves the use of significant estimates and assumptions. We base our fair value estimates on assumptions we believe to be reasonable but that are unpredictable and inherently uncertain. Actual future results may differ from those estimates. In addition, we make certain judgments and assumptions in allocating shared assets and liabilities to determine the carrying values for each of our reporting units. The use of alternative estimates, changes in the industry or adjusting the discount rate could affect the estimated fair value of the assets and potentially result in impairment. Any identified impairment would result in an adjustment to our results of operations.

We performed our annual impairment tests as of April 1, 2009, from which the fair value for each reporting segment exceeded the carrying value in our testing, therefore further analysis was not required and we did not recognize any goodwill impairment charges. If the carrying value had exceeded the fair value, we would have performed further analysis, comparing the carrying amount of goodwill for the reporting unit to the implied fair value of the reporting unit’s goodwill. The most significant input in our discounted cash flow model is the discount rate. Increasing the discount rate by 1 percentage point would not have indicated impairment for any of our reporting units. See note 8 to our audited combined financial statements for additional information regarding goodwill and other intangibles.

Restructuring and Acquisition Integration Charges

We separately identify restructuring and acquisition integration charges in SG&A expenses. A restructuring activity is a program whereby we fundamentally change our operations such as closing facilities, moving a product to another location or outsourcing the production of a product. Restructuring activities may also involve substantial re-alignment of the management structure of a business unit in response to changing market conditions. Restructuring charges are recorded in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS No. 146”). Under SFAS No. 146, a liability is measured at its fair value and recognized as incurred.

Acquisition integration charges include costs to integrate acquired companies. Upon acquisition, certain integration charges are included within the purchase price allocation in accordance with SFAS No. 141, Business Combinations (“SFAS No. 141”), and other integration charges are recorded as special items as incurred.

The majority of the charges related to restructuring and acquisition integration can be classified in one of the following categories: employee-related costs, exit costs (including lease termination costs), asset impairments, IPR&D costs, and other integration costs. Employee-related costs include severance and termination benefits. Lease termination costs include lease cancellation fees, forfeited deposits and remaining payments due under existing lease agreements less estimated sublease income. Other facility exit costs include costs to move equipment or inventory out of a facility as well as other costs incurred to shut down a facility. Asset impairment costs include the reduction in value of our assets as a result of the integration or restructuring activities. IPR&D costs include the write-off of research and development projects in process at the time of acquisition, which had not yet reached technological feasibility and were deemed to have no alternative use. Other integration costs primarily include charges directly related to the integration plan such as consulting costs related to information systems and employee benefit plans as well as relocation and travel costs directly associated with the integration plan. See note 4 to our audited combined financial statements for additional information.

Provision for Income Taxes

Our income taxes as presented are calculated on a separate tax return basis, although our operations have historically been included in Cardinal Health’s U.S. federal and state tax returns or non-U.S. jurisdictions tax returns. Cardinal Health’s global tax model has been developed based on its entire portfolio of businesses. Accordingly, our tax results as presented are not necessarily reflective of the results that we would have generated on a stand-alone basis.

With the exception of certain dedicated foreign entities, we do not maintain taxes payable to/from our parent and we are deemed to settle the annual current tax balances immediately with the legal tax paying entities in the respective jurisdictions. These settlements are reflected as changes in “Parent Company Investment”.

Our income tax expense, deferred tax assets and liabilities and measurement of uncertain tax positions reflect management’s assessment of estimated future taxes to be paid on items in the combined financial statements.

Deferred income taxes arise from temporary differences between financial reporting and tax reporting bases of assets and liabilities, as well as net operating loss and tax credit carryforwards for tax purposes. We had deferred income tax assets before valuation allowances of $277 million and $244 million as of June 30, 2009 and June 30, 2008, respectively. We also had deferred income tax liabilities of $811 million and $849 million as of June 30, 2009 and 2008, respectively. At June 30, 2009, we had gross federal, state and international loss and credit carryforwards of $5 million, $136 million and $39 million, respectively, the tax effect of which is an aggregate deferred tax asset of $23 million. Substantially all of these carryforwards are available for at least three years or have an indefinite carryforward period. The valuation allowance of $6 million at June 30, 2009 applies to certain federal, international, and state and local carryforwards that, in the opinion of management, are more likely than not to expire unutilized. However, to the extent that tax benefits related to these carryforwards are realized in the future, the reduction in the valuation allowance would be applied against income tax expense.

We believe that our estimates for the valuation allowances against deferred tax assets and measurement of uncertain tax positions are appropriate based on current facts and circumstances. However, other people applying reasonable judgment to the same facts and circumstances could develop a different estimate, and the amount ultimately paid upon resolution of issues raised may differ from the amounts accrued.

In the first quarter of fiscal 2008, we adopted the provisions of FIN No. 48, Accounting for Uncertainty in Income Taxes (“FIN No. 48”). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”). This standard provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. The amount recognized is measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. This interpretation also provides guidance on measurement, derecognizing benefits, classification, interest and penalties, accounting in interim periods and disclosures.

During the quarter ended September 30, 2008, Cardinal Health received an IRS Revenue Agent’s Report for the tax years 2003 through 2005 that included Notices of Proposed Adjustment related to transfer pricing arrangements between foreign and domestic subsidiaries and the transfer of intellectual property among our subsidiaries. The amount of additional tax proposed by the IRS in these notices totals $462 million, excluding penalties and interest, which may be significant. We and Cardinal Health disagree with the IRS regarding the application of the U.S. Treasury regulations to the arrangements under review and the valuations underlying such adjustments and intend to vigorously contest them.

The proper transfer price to be charged among subsidiaries and the value of intellectual property transferred among subsidiaries are subjective determinations that depend on the specific facts and circumstances at issue. Management estimated a contingent tax reserve for these issues by first concluding that our positions are more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes. The reserve was then determined by evaluating and weighing the technical merits of alternative valuation methodologies against each other and concluding on the positions that provide the largest amount of tax benefit that is more likely than not of being realized upon ultimate resolution. To the extent there are any administrative or case law developments that provide additional evidence in favor or against the valuation methodologies utilized, the contingent tax reserve will be adjusted in the period that such developments occur.

Since it is not currently possible to predict whether and when any of these events will occur, we are unable to quantify potential changes. Although we believe that we have provided an appropriate contingent tax reserve for these matters under FASB Interpretation, or FIN, No. 48, we may not be fully reserved for this matter and it is possible that we may be obligated to pay an amount in excess of the reserve, including the full amount that the IRS is seeking. Any such obligation could have an adverse effect on our results of operations and financial condition.

Loss Contingencies

We accrue for contingencies related to litigation and other claims arising out of our business in accordance with SFAS No. 5, Accounting for Contingencies (“SFAS No. 5”) which requires us to assess contingencies to determine the degree of probability and range of possible loss. An estimated loss contingency is accrued in our combined financial statements if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Because these claims are often inherently unpredictable and unfavorable resolutions could occur, assessing contingencies is highly subjective and requires judgments about future events. We regularly review contingencies to determine the adequacy of the accruals and related disclosures. The amount of ultimate loss may differ from these estimates.

Share-Based Compensation

Cardinal Health maintains certain share-based compensation plans that enable Cardinal Health to grant awards to all employees, including our employees, in the form of Cardinal Health equity-based instruments. During the first quarter of fiscal 2006, Cardinal Health adopted SFAS No. 123(R), Share-Based Payment (“SFAS No. 123(R)”), applying the modified prospective method. This statement requires all equity-based payments to employees, including grants of options, to be recognized in the consolidated statement of income based on the grant date fair value of the award.

The fair values of options granted after Cardinal Health adopted this statement were determined using a lattice valuation model, whereas all options granted prior to adoption of this statement were valued using a Black-Scholes model. Our estimate of an option’s fair value depends on a complex estimation process that requires the estimation of future uncertain events. These events, estimates of which are entered within the option valuation model include, but are not limited to, stock price volatility, the expected option life, expected dividend yield and option forfeiture rates. Effective with all options granted subsequent to the adoption of SFAS No. 123(R), we estimate our future stock price volatility based on implied volatility from traded options on Cardinal Health’s common shares and historical volatility over a period of time commensurate with the contractual term of the option grant (7 years). We analyzed historical data to estimate option exercise behaviors and employee terminations to estimate the expected option life and forfeiture rates. We calculated separate option valuations for three separate groups of employees with similar historical exercise behaviors. Once employee stock option values are determined, current accounting practices do not permit them to be changed, even if the estimates used in the valuation model are different from actual results. SFAS No. 123(R) requires us, however, to compare our estimated option forfeiture rates to actual forfeiture rates and record any adjustments as necessary. See note 18 to our audited combined financial statements for additional information regarding share-based compensation.

New Accounting Pronouncements

SFAS No. 157. In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). This statement defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements, but does not require any new fair value measurements.

SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In February 2008, the FASB issued FASB Staff Position, or FSP, No. FAS 157-2 Effective Date of FASB Statement No. 157 (“FSP FAS 157-2”), which delayed the effective date of SFAS No. 157 for certain nonfinancial assets and liabilities to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. We adopted SFAS No. 157 for its financial assets and liabilities in the first quarter of fiscal 2009, which did not result in recognition of a transaction adjustment to retained earnings or have a material impact on our financial condition, results of operations or cash flows. We will adopt the provisions for nonfinancial assets and liabilities in the first quarter of fiscal 2010.

SFAS No. 161. In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133 (“SFAS No. 161”). SFAS No. 161 requires enhanced disclosures about an entity’s derivative and hedging activities, including (i) how and why an entity uses derivative instruments; (ii) how derivative instruments and related hedged items are accounted for under SFAS No. 133; and (iii) how derivative instruments and the related hedged item affect an entity’s results of operations, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We adopted SFAS No. 161 in the third quarter of fiscal 2009. Since SFAS No. 161 is a disclosure standard, this adoption did not have any impact on our financial condition, results of operations or cash flows.

SFAS No. 165. In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS No. 165”). This statement provides guidance to establish general standards of accounting for and disclosure of events that occur after balance sheet date but before financial statements are issued or are available to be issued. This statement is effective for interim or fiscal periods ending after June 15, 2009, and is applied prospectively. We adopted SFAS No. 165 in the fourth quarter of fiscal 2009; this adoption did not have any impact on our financial condition, results of operations or cash flows.